UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 4, 2015

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1332 Londontown Blvd., Sykesville, MD 21784
(Address of principal executive offices and zip code)

(410) 970-7800
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation or the registrant under any of the following provisions (see General Instructions A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 30, 2015, Lawrence M. Gordon was terminated as Senior Vice President and General Counsel for GSE Systems, Inc. (the "Company").  On November 2, 2015, Mr. Gordon and the Company entered into a Separation and Release of Claims Agreement (the "Agreement").  Under the Agreement, the Company will (a) pay Mr. Gordon a separation payment equal to twelve (12) months' salary, to be paid at such intervals as salaries are generally paid to executive officers of the Company; (b) make a lump sum payment to Mr. Gordon in the amount of $4,800 on or before December 31, 2015; (c) pay all of Mr. Gordon's premiums required for the continuation of his health benefits as provided by the Consolidated Omnibus Budget Reconciliation Act (COBRA), as long as he is eligible for the same or until October 31, 2016; and (d) reimburse Mr. Gordon for all reasonable business expenses incurred prior to October 30, 2015. All outstanding options held by Mr. Gordon immediately vested on October 30, 2015 and will now expire in accordance with their stated expiration dates.

Under the Agreement, Mr. Gordon agreed to 12-month non-competition, non-solicitation and non-disparagement provisions, agreed to maintain the confidentiality of the Company's confidential information, and provided the Company with a general release of claims.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Separation and Release of Claims Agreement of Lawrence M. Gordon, dated as of November 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.

Date: November 4, 2015	By:	/s/ Jeffery G. Hough
Jeffery G. Hough Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                        Description

99.1	Separation and Release of Claims Agreement of Lawrence M. Gordon, dated as of November 2, 2015.